Exhibit 99.1
F & M Bank Corp.---News and Financials

F & M BANK CORP. ANNOUNCES RECORD EARNINGS AND DIVIDEND PAYMENT

CONTACT: Neil Hayslett, EVP/Chief Administrative Officer	540-896-8941 or NHayslett@FMBankVA.com

TIMBERVILLE, VA—January 25, 2016—F & M Bank Corp. (OTCQB: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the full year and fourth quarter ended December 31, 2015, as well as its recently declared fourth quarter dividend. Selected highlights for the year include:

●	Net income of $8.4 million

●	Net interest margin of 4.39%

●	Charge-offs decreased to $243 thousand, the lowest level since 2006

●	Non-Performing Assets Ratio decreased to 1.30%, the lowest level since 2008

●	Loan held for investment increased $25.9 million

Dean Withers, President and CEO, commented “We are extremely pleased to announce record earnings for the second year in a row. Our fourth quarter earnings increased 37% to $2.181 million and full year earnings increased 45% to $8.417 million. The significant increase can be attributed to our very strong net interest margin, growth in earning assets and a reduction in the provision for loan losses.” Withers stated, “Loan demand slowed compared to 2014, however full year growth in loans held for investment still totaled $25.9 million. Additional loan growth could have been achieved, however we were very disciplined in our approach and did not chase lower rate/longer term deals that were available in the market. We believe now that the Federal Reserve has begun to tighten monetary policy that our strategy will benefit our net interest margin well into the future”

Withers continued, “Non-performing loans continue to decrease, both nominally and as a percentage of loans held for investment. Due to this trend we significantly decreased our funding of the provision for loan losses to $300 thousand vs. $2.25 million in 2014. We have now completed three consecutive quarters without funding the provision, however, with the significant reduction in charge-offs still maintain a very healthy allowance for loan losses of 1.61% of loans held for investment.” Withers concluded, “On January 21, 2016, our Board of Directors declared a fourth quarter dividend of $0.19 per share. Based on our most recent trade price of $22.50 per share, this dividend constitutes a 3.38% yield on an annualized basis. The dividend will be paid on February 18, 2015, to shareholders of record as of February 4, 2015.” Highlights of our financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. The Bank also provides additional services through two loan production offices located in Penn Laird, VA and Fishersville, VA and through its subsidiary, VBS Mortgage located in Harrisonburg, VA.  Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

F&M Bank Corp.
Key Statistics

	2015		2014
	Q4	YTD	Q4	YTD
Net Income (000's)	$2,181	$8,417	$1,592	$5,802
Net Income available to Common	$2,053	$7,907	$1,464	$5,674
Earnings per common share	$0.62	$2.40	$0.44	$1.82

Return on Average Assets	1.33%	1.31%	1.06%	1.00%
Return On Average Equity	10.59%	10.46%	8.86%	8.65%
Dividend Payout Ratio	30.65%	30.42%	38.64%	37.36%

Net Interest Margin (1)	4.39%	4.43%	4.29%	4.30%
Yield on Average Earning Assets	4.88%	4.91%	4.91%	4.97%
Yield on Average Interest Bearing Liabilities	0.71%	0.68%	0.86%	0.91%
Net Interest Spread	4.17%	4.23%	4.05%	4.06%

Provision for Loan Losses (000's)	$-	$300	$-	$2,250
Net Charge-offs (000’s)	$88	$243	$(124)	$1,709
Net Charge-offs as a % of Loans	0.02%	0.04%	(0.02)%	0.33%
Non-Performing Loans (000's)		$6,526		$6,975
Non-Performing Loans to Total Assets		0.98%		1.15%
Non-Performing Assets (000’s)		$8,654		$10,482
Non-Performing Assets to Assets		1.30%		1.73%

Efficiency Ratio	58.93%	58.96%	60.62%	58.51%

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e. municipal securities and loan income) then subtracting interest expense. The tax rate utilized is 34%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns nontaxable interest income from municipal loans and securities, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. The efficiency ratio is a common measure used by the financial service industry to determine operating efficiency. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio. The Company calculates this ratio in order to evaluate how efficiently it utilizes its operating structure to create income. An increase in the ratio from period to period indicates the Company is losing a large percentage of its income to expenses.

F & M Bank Corp.

Financial Highlights

	For Twelve Months Ended December 31
INCOME STATEMENT	Unaudited 2015	Unaudited 2014
Interest and Dividend Income	$29,352,677	$26,772,057
Interest Expense	2,875,609	3,647,722
Net Interest Income	26,477,068	23,124,335
Non-Interest Income	3,896,000	3,530,335
Provision for Loan Losses	300,000	2,250,000
Other Non-Interest Expenses	17,985,878	15,655,914
Income Before Income Taxes	12,087,190	8,748,756
Provision For Income Taxes	3,505,606	2,901,496
Less Minority Interest income	164,575	45,653
Net Income	$8,417,009	$5,801,607
Dividend on preferred stock	510,000	127,500
Net Income available to common shareholders	$7,907,009	$5,674,107
Average Common Shares Outstanding	3,290,812	3,119,333
Net Income Per Common Share
Dividends Declared	2.40 .73	1.82 .68

BALANCE SHEET	Unaudited December 31, 2015	Unaudited December 31, 2014
Cash and Due From Banks	$6,923,065	$6,241,016
Interest Bearing Bank Deposits	1,596,382	910,527
Federal Funds Sold		16,051,000
Loans Held for Sale	57,805,529	13,381,941
Loans Held for Investment	544,053,477	518,201,574
Less Allowance for Loan Losses	(8,781,453)	(8,724,731)
Net Loans Held for Investment	535,272,024	509,476,843
Securities	25,329,103	22,304,902
Other Assets	38,223,537	36,941,873
Total Assets	$665,149,640	$605,308,102

Deposits	$494,669,756	$491,504,536
Short Term Debt	24,954,051	14,358,492
Long Term Debt	48,160,714	9,875,000
Other Liabilities	14,414,707	11,771,671
Total Liabilities	582,199,228	527,509,699
Stockholders’ Equity	82,950,412	77,798,403
Total Liabilities and Stockholders’ Equity	$665,149,640	$605,308,102
Book Value Per Common Share	$22.38	$20.77
Tangible Book Value Per Common Share	$22.21	$20.54

OURCE:                       F & M Bank Corp.
CONTACT:                Neil Hayslett, EVP/Chief Administrative Officer
     540-896-8941 or NHayslett@FMBankVA.com